Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description of the Business Combination Transactions

On December 1, 2021 (the “Closing Date”), we consummated the previously announced Business Combination Agreement, dated April 12, 2021, by and among the Company, AGC, AGC Merger Sub, Grab Merger Sub and Grab, pursuant to which (i) AGC merged with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as our wholly-owned subsidiary and (ii) following the Initial Merger, Grab Merger Sub merged with and into Grab, with Grab being the surviving entity and becoming our wholly-owned subsidiary. As a result of the Business Combination, AGC has become a wholly owned subsidiary of the Company and the former security holders of AGC and Grab equity holders became our security holders. After giving effect to the Business Combination, we own all of the issued and outstanding equity interests of Grab. Grab is considered to be the accounting acquirer, as further discussed in Note 1 of the “Notes to The Unaudited Pro Forma Condensed Combined Financial Information.

As part of the Business Combination: (i) each of the outstanding Grab Ordinary Shares and the outstanding Grab Preferred Shares (excluding shares that were held by former Grab shareholders that exercised and perfected their relevant dissenters’ rights, Grab Key Executive Shares and Grab treasury shares) was cancelled in exchange for the right to receive such fraction of our Class A Ordinary Share that is equal to the quotient obtained by dividing $13.032888 by $10.00, or 1.3032888 Class A Ordinary Shares for each Grab Share; and (ii) each of the Grab Shares held by Key Executives and their respective Permitted Entities was cancelled in exchange for the right to receive such fraction of our newly issued Class B Ordinary Share that is equal to the Exchange Ratio.

Substantially concurrently with the execution and delivery of the Business Combination Agreement, (i) we, AGC and PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 326,500,000 Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3.265 billion; (ii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with JS Securities was amended and restated as of April 12, 2021, and pursuant to such amendment, JS Securities committed to subscribe for and purchase 2,500,000 Class A Ordinary Shares and 500,000 Warrants to purchase Class A Ordinary Shares for an aggregate purchase price equal to $25 million; (iii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with Sponsor Affiliate was amended and restated as of April 12, 2021, and pursuant to such amendment, Sponsor Affiliate committed to subscribe for and purchase 17,500,000 Class A Ordinary Shares and 3,500,000 Warrants for an aggregate purchase price equal to $175 million; (iv) AGC, Sponsor Affiliate and GHL entered into the Sponsor Subscription Agreement pursuant to which Sponsor Affiliate committed to subscribe for and purchase 575,000,000 Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million; and (v) we, AGC and Sponsor Affiliate entered into the Backstop Subscription Agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of Class A Ordinary Shares to be determined in accordance with the terms of such subscription agreement for $10 per share.

Basis of Preparation

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020, present the combination of the financial information of AGC and Grab after giving effect to the Business Combination, the PIPE Subscription Agreements, the Amended and Restated Forward Purchase Agreements, the Sponsor Subscription Agreement and the Backstop Subscription Agreement and related adjustments described in the accompanying notes, and have been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information combines the accounting periods of AGC and Grab. The historical financial information of AGC was derived from the unaudited financial statements of AGC as of and for the six months ended June 30, 2021 and the audited financial statements for the year ended December 31, 2020. The historical financial information of Grab was derived from our unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2021 and the audited consolidated financial statements for the year ended December 31, 2020.

This unaudited pro forma information has been presented for informational purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination Transactions been completed as of the dates indicated. In addition, the unaudited pro forma information does not purport to project our future financial position or operating results. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION

June 30, 2021

($ in millions)

	Altimeter Growth Corp as of June 30, 2021	Grab Holdings Inc. as of June 30, 2021	IFRS Conversion and Presentation Alignment	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current Assets:
Property plant, and equipment	—	336	—	—		336
Intangible assets and goodwill	—	797	—	—		797
Associates and joint venture	—	9	—	—		9
Other investments	—	889	—	—		889
Other receivables	—	4	—	—		4
Cash and marketable securities held in Trust Account	500	—	—	(500	)(B)	—

Total non-current assets	500	2,035	—	(500)		2,035
Current Assets:
Inventories	—	5	—	—		5
Trade and other receivables	—	528	—	—		528
Other investments	—	1,532	—	—		1,532
Cash and cash equivalents	—	3,559	—	4,372	(C)	7,931

Total assets	500	7,659	—	3,872		12,031

EQUITY AND LIABILITIES
Equity:
Grab Holdings Inc. share capital and share premium	—	224	—	—		224
Grab Holdings Inc. reserves	—	4,437	—	—		4,437
Altimeter Growth Corp. Class A ordinary shares, $0.0001 par value	—	—	—	—		—
Altimeter Growth Corp. Class B ordinary shares, $0.0001 par value	—	—	—	—		—
Additional paid-in capital	102	—	—	16,011	(D)	16,113
Accumulated losses	(97)	(11,856)	—	97	(G)	(11,856)

Non-controlling interests	—	146	—		—		146

Total equity (deficit)	5	(7,049)	—		16,108		9,064
Class A ordinary shares subject to possible redemption	356	—	(356	)(A)	—		—
Non-current liabilities:
Convertible redeemable preference shares	—	11,829	—		(11,829	)(H)	—
Loans and borrowings	—	1,961	356	(A)	(356	)(F)	1,961
Provisions	—	1	—		—		1
Other payables	—	26	—		—		26
Warrant liability	78	—	—		(33	)(I)	45
FPA liability	43	—	—		—		43
Deferred tax liabilities	—	1	—		—		1

Total non-current liabilities	121	13,818	356		(12,218)		2,077

Current liabilities:
Loans and borrowings	—	159	—		—		159
Trade and other payables	—	697	—		—		697
Provisions	—	34	—		—		34
Deferred underwriting fee payable	18	—	—		(18	)(E)	—

Total liabilities	139	14,708	356		(12,236)		2,967

Total equity (deficit) and liabilities	500	7,659	—		3,872		12,031

UNAUDITED PRO FORMA CONDENSED STATEMENT OF PROFIT OR LOSS

SIX MONTHS ENDED JUNE 30, 2021

($ in millions, except share and per share amounts)

	Altimeter Growth Corp Six Months Ended June 30, 2021	Grab Holdings Inc. Six Months Ended June 30, 2021	Transaction Accounting Adjustments		Pro Forma
Revenue	—	396	—		396
Cost of revenue	—	(507)	—		(507)
Other income	—	16	—		16
Sales and marketing	—	(105)	—		(105)
General and administrative expenses	(1)	(243)	—		(244)
Research and development expenses	—	(167)	—		(167)
Change in fair value of warrant liability	25	—	(21	)(BB)	4
Change in fair value of FPA liability	11	—	—		11
Net impairment losses on financial assets	—	(10)	—		(10)
Other expenses	—	*	—		*

Operating income (loss)	35	(620)	(21)		(606)
Net finance costs	—	(840)	(817	)(CC)	(23)
Share of loss of equity-accounted investees (net of tax)	—	(4)	—		(4)

Profit (loss) before income tax	35	(1,464)	796		(633)

Tax expense	—	(3)	—		(3)

Profit (loss) for the period	35	(1,467)	796		(636)

Other comprehensive income for the period, net of tax	—	(3)	—		(3)
Total comprehensive income (loss) for the period	35	(1,470)	796		(639)
Weighted average shares outstanding of Class A Shares	50,000,000	—			3,949,285,223	(AA)
Basic and diluted net loss per share, Class A Shares	(0.00)	—			(0.15	)(AA)
Weighted average shares outstanding of Class B Non-Redeemable Ordinary Shares	12,500,000	—
Basic and diluted net loss per share, Class B Non-Redeemable Ordinary Shares	2.74	—
Basic weighted average ordinary shares outstanding		181,283,288
Basic and diluted net loss per share		(7.86)

UNAUDITED PRO FORMA CONDENSED STATEMENT OF PROFIT OR LOSS

DECEMBER 31, 2020

($ in millions, except share and per share amounts)

	Altimeter Growth Corp Period from August 25, 2020 (Inception) through December 31, 2020	Grab Holdings Inc. Year Ended December 31, 2020	Transaction Accounting Adjustments		Pro Forma
Revenue	—	469	—		469
Cost of revenue	—	(963)	—		(963)
Other income	—	33	—		33
Sales and marketing	—	(151)	—		(151)
General and administrative expenses	—	(326)	—		(326)
Research and development expenses	—	(257)	—		(257)
Transaction costs allocable to warrant liability	(1)	—	—		(1)
Loss resulting from issuance of private placement warrants	(7)	—	—		(7)
Change in fair value of warrant liability	(69)	—	30	(BB)	(39)
Change in fair value of FPA liability	(54)	—	—		(54)
Net impairment losses on financial assets	—	(63)	—		(63)
Other expenses	—	(40)	—		(40)

Operating loss	(131)	(1,298)	30		(1,399)
Net finance costs	—	(1,437)	1,433	(CC)	(4)
Share of loss of equity-accounted investees (net of tax)	—	(8)	—		(8)

Loss before income tax	(131)	(2,743)	1,463		(1,411)

Tax expense	—	(2)	—		(2)

Loss for the year	(131)	(2,745)	1,463		(1,413)

Other comprehensive income for the year, net of tax	—	3	—		3
Total comprehensive loss for the year	(131)	(2,742)	1,463		(1,410)
Weighted average shares outstanding of Class A Shares	50,000,000	—			3,949,285,223	(AA)
Basic and diluted net loss per share, Class A Shares	(0.00)	—			(0.36	)(AA)
Weighted average shares outstanding of Class B Non-Redeemable Ordinary Shares	12,116,142	—
Basic and diluted net loss per share, Class B Non-Redeemable Ordinary Shares	(10.81)	—
Basic weighted average ordinary shares outstanding		139,024,925
Basic and diluted net loss per share		(18.76)

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical consolidated financial statements of Grab have been prepared in accordance with IFRS. The historical financial statements of AGC have been prepared in accordance with U.S. GAAP.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, AGC will be treated as the acquired company and Grab will be treated as the acquirer for financial statement reporting purposes. Grab has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Former equity holders of Grab hold the majority ownership interest. AGC shareholders, Sponsor and certain AGC directors, Sponsor Related Parties and PIPE Investors hold 11.81% ownership interest compared to the 88.19% ownership interest of the former equity holders of Grab.

Our board of directors consist of six directors, who are Anthony Tan, Hooi Ling Tan, Dara Khosrowshahi, Ng Shin Ein, John Rogers and Oliver Jay, with holders of a majority of our Class B Ordinary Shares having the right to nominate, appoint and remove a majority of the members of our board of directors. Our senior management consist of the former senior management of Grab.

Accordingly, for accounting purposes, the financial statements of the combined company represent a continuation of the consolidated financial statements of Grab with the acquisition being treated as the equivalent of Grab issuing shares for the net assets of AGC, accompanied by a recapitalization. The net assets of Grab and AGC have been stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs incurred prior to or concurrent with the consummation of the Business Combination are reflected in the unaudited pro forma condensed combined statement of financial position as a direct reduction to the combined company additional paid-in capital and were assumed to be cash settled.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of Grab and AGC. The accounting adjustments for the Business Combination consist of those necessary to account for the Business Combination.

Grab and AGC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	AGC’s unaudited balance sheet as of June 30, 2021, and the related notes for the six months ended June 30, 2021; and

•	Grab’s unaudited condensed consolidated statement of financial position as of June 30, 2021, and the related notes for the six months ended June 30, 2021.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Grab’s unaudited condensed consolidated statements of profit or loss for the six months ended June 30, 2021 and the related notes; and

•	AGC’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Grab’s audited consolidated statements of profit or loss for the year ended December 31, 2020 and the related notes; and

•	AGC’s audited statement of operations for the period from August 25, 2020 (inception) through December 31, 2020 and the related notes.

Information has been prepared based on these preliminary estimates, and the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Grab believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Grab believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Grab and AGC.

Note 2—Accounting Policies

Based on an initial analysis in preparation for the Business Combination, management did not identify any differences between the two entities’ accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies, and as a result of the comprehensive review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-Business Combination company.

Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position ($ millions)

(A)—Reflects the reclassification/alignment of AGC temporary equity to align with the statement of financial position presentation of Grab.

(in millions)
(1) Class A ordinary shares subject to possible redemption	$356

$356

(1)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of AGC’s historical mezzanine equity (Class A ordinary shares subject to possible redemption) into non-current liabilities (loans and borrowings).

(B)—Represents release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination.

(C)—The table below represents the sources and uses of funds as it relates to the Business Combination:

	(in millions)
AGC Cash and marketable securities held in Trust Account	$500	(1)
Proceeds from PIPE	4,040	(2)
Payment of deferred underwriting fees	(18	)(3)
Payment of accrued and incremental transaction costs	(150	)(4)

Total cash balance after the Business Combination	$4,372

(1)

Reflects the reclassification of cash equivalents held in the trust account inclusive of accrued interest and to reflect that the cash equivalents are available to effectuate the Business Combination or to pay redeeming AGC shareholders.

(2)

Reflects the net proceeds of $4.04 billion from the issuance and sale of 404,000,000 shares of AGC Class A ordinary shares at $10.00 per share in a private placement pursuant to the Subscription Agreements.

(3)	Represents the payment of deferred underwriting costs incurred as part of AGC’s initial public offering.
(4)	Reflects payment of transaction fees.

(D)—Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

(in millions)
Issuance of common stock from Subscription Agreements	$4,040
Payment of transaction costs	(150)
Reclassification of contingent liability related to redeemable Class A ordinary shares to equity	356
Elimination of AGC’s accumulated losses	(97)
Public warrants adjustment	33
Convertible redeemable preference shares	11,829

$16,011

(E)—Represents the payment of deferred underwriting commissions costs incurred by AGC in consummating the public offering.

(F)—Reflects the reclassification of $356 million of AGC Class A Ordinary Shares subject to possible redemption to permanent equity.

(G)—Represents elimination of AGC historical accumulated deficit.

(H)—Reflects the provision for convertible redeemable preference shares which will be cancelled and converted into the right to receive Ordinary Shares as a result of the Business Combination.

(I)—Represents the pro forma adjustment to reclassify Public warrants from liability to equity, as a result of the tender offer provision to a single class of shares.

Adjustments to Unaudited Pro Forma Condensed Statement of Profit or Loss

(AA)—Represents pro forma net loss per share based on pro forma net loss and 3,949,285,223 total shares outstanding upon consummation of the Business Combination.

(BB)—Represents the pro forma adjustment to eliminate the change in fair value of the public warrants which will be classified from liability to equity.

(CC)—Represents the interest expense relating to the provision for convertible redeemable preference shares which will be cancelled and converted into the right to receive Ordinary Shares as a result of the Business Combination.